Exhibit 10.2

AMENDMENT TO RETIREMENT BENEFIT AGREEMENT

This Amendment, dated as of June 7, 2007, amends the Retirement Benefit Agreement dated as of March 4, 1998 between General Dynamics Corporation (the “Corporation”) and David A. Savner (“the Executive”) (the “Retirement Benefit Agreement” or the “Agreement”).

A.	Section 3 of the Agreement is hereby amended to read in its entirety as follows:

“3. AMOUNT OF SUPPLEMENTAL RETIREMENT BENEFIT.

Except as described in Section 4, upon termination of the Executive’s employment with the Corporation, the Executive shall be eligible to receive a Supplemental Retirement Benefit hereunder calculated under the Final Average Benefit Formula of the Retirement Plan increased to reflect the addition of five (5) years of Plan Membership (as defined in the Retirement Plan) to the Executive’s actual period of Plan Membership while an Executive and then reduced by any payments that may be payable under the Retirement Program. This offset shall be calculated based on the normal lifetime benefits payable under the terms of this Retirement Benefit Agreement and the Retirement Program prior to the election of any optional forms for payment of retirement benefits.”

B.	Section 4 of the Agreement is hereby amended to read in its entirety as follows: :

“4. ELIGIBILITY FOR SUPPLEMENTAL RETIREMENT BENEFITS.

Notwithstanding anything in this Agreement to the contrary, no Supplemental Retirement Benefit shall be paid hereunder (and any Supplemental Retirement Benefit currently being paid to the Executive shall cease) if, in the sole opinion of the Compensation Committee, the Executive: (a) is discharged for causing harm to the Corporation (financial, reputation, or product), through: (i) an act or acts of personal dishonesty, (ii) conviction of a felony related to the Corporation, (iii) material violation of General Dynamics’ standards of business ethics and conduct, or (iv) individually filing, assisting or participating in a lawsuit against the Corporation, or (b) is subsequently employed either as an employee or an independent contractor (other than as a member of a law firm, a director on the board of directors of a charitable organization, or a director on the board of directors of a company that does not compete with the Corporation or any of its subsidiaries) without prior Compensation Committee approval which approval shall not be unreasonably withheld.”

C.	Section 5 is hereby amended to read in its entirety as follows:

“5. TIME AND FORM OF PAYMENT.

The Supplemental Retirement Benefit shall be paid in the form of a single life annuity commencing on the first day of the month next following the executive’s termination of employment, or in any other annuity form that is (a) available under the Retirement Plan, (b) elected by the Executive by written notice transmitted to the Corporation at least 30 days prior to the date on which payment of his benefit would otherwise commence hereunder and (c) is actuarially equivalent to the single life annuity to which he would otherwise be entitled (as determined pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The applicable single-life annual benefit shall then be converted to the alternate form elected by the application of the actuarial factors used for converting benefits under the Retirement Plan at the time the retirement benefit is to commence. Notwithstanding the foregoing, in the event the receipt by the Executive of any payment hereunder within six (6) months of termination of employment would cause the Executive to incur any tax or penalty under Section 409A of the Code, then such payment shall be made six (6) months following the Executive’s termination of employment. Any amount the payment of which is delayed in accordance with the preceding sentence shall be paid with interest at an annual rate equal to the prime rate (as determined by the Northern Trust Company of Chicago from time to time) from the date on which such amount would otherwise have been paid until the actual date of payment.”

D.	Section 6 is hereby amended to read in its entirety as follows:

“6. SURVIVOR BENEFIT IN CASE OF DEATH PRIOR TO PAYMENT OF BENEFITS.

If the Executive dies after the date of this Agreement but prior to commencement of the Supplemental Retirement Benefit hereunder, and at the time of his death he would have been entitled to a Supplemental Retirement Benefit in the event of his involuntary termination, then his spouse shall be entitled to receive a “Pre-Retirement Surviving Spouse Annuity” as provided in the Retirement Plan (currently defined as a 100% Contingent Annuity) for her life. The amount of the Pre-Retirement Surviving Spouse Annuity payable under this Agreement shall equal the amount to which the Executive would have been entitled as a single life annuity under Section 5 hereof had he terminated employment immediately prior to his death. Payment of this benefit shall commence on the first day of the month next following the Executive’s death.”

E.	Section 7 is hereby amended to read in its entirety as follows:

“7. ADDITIONAL TERMINATION BENEFITS.

If the Executive maintains his active employment with the Corporation through March 31, 2009:

(i)	the Corporation will pay the Executive a bonus in respect of the 2009 calendar year in an amount not less than the bonus paid to the Executive in respect of 2008, at the time 2009 bonuses are paid to other executives of the Corporation, but in no event later than March 15, 2010;

(ii)

notwithstanding any other provision of the Corporation’s Equity Compensation Plan or any Restricted Stock Agreement, Incentive Stock Option Agreement, or Non-Statutory Stock Option Agreement between Executive and the Corporation (the “Equity Agreements”), to treat Executive’s termination from employment on or after March 31, 2009 as a retirement with the consent of the Chief Executive

Officer for purposes of the Equity Compensation Plan and the Equity Agreements; and

(iii)	notwithstanding any other provision of the Corporation’s Equity Compensation Plan or the Equity Agreements, the Corporation shall cause any equity award Executive received from the Corporation that has not yet vested to vest in full, without proration.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Retirement Benefit Agreement to be executed, and the Executive has executed this Agreement as of the date first above written.

GENERAL DYNAMICS CORPORATION

/s/ Julie P. Aslaksen	By:	/s/ Walter M. Oliver
Witness		Walter M. Oliver, Senior Vice President, Human Resources & Administration

/s/ Julie P. Aslaksen		/s/ David A. Savner
Witness		David A. Savner